SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report:  February 20, 1996.


                         PIONEER RAILCORP
      (Exact name of registrant as specified in its charter)


        IOWA                     33-6658-C                 37-116131
(State or other jurisdiction      (Commission             (IRS Employer
   of incorporation)               File Number)        Identification No.)


       1318 S. JOHANSON ROAD, PEORIA, ILLINOIS       61607
        (Address of principal executive offices)      (zip code)


         Registrant's telephone number, including area code:
                  (309) 697-1400


Item 2.  Acquisition or disposition of Assets.

The Registrant has entered into a Letter of Intent to purchase a controlling interest in, and offer to purchase all of the outstanding stock of, KNRECO, Inc., d/b/a Keokuk Junction Railway ("KNRECO"). The Letter calls for a purchase price of $16.50 per share, or a total consideration of $3,125,595.00 if all 189,430 shares are purchased. The Letter contemplates a closing on or about March 8, 1996.

KNRECO is a Class III common carrier railroad which operates approximately 38 miles of track in and around Keokuk, Lee County, Iowa; from Keokuk to LaHarpe, Hancock County, Illinois, and from Hamilton to Warsaw, all in Hancock County, Illinois. KNRECO also owns all of the outstanding stock of Keokuk Union Depot Company, a non-carrier that owns a depot building and certain real estate in the City of Keokuk, Iowa.

KNRECO was originally formed in 1980 as Keokuk Northern Real Estate Co. It acquired approximately 4 miles of trackage in/near Keokuk in 1981 from the Trustee of the Chicago, Rock Island & Pacific Railroad Company. In 1987 it purchased the (former Toledo, Peoria & Western Railroad) LaHarpe and Warsaw lines from the Atchison, Topeka & Santa Fe Railway Co.

KNRECO also owns five locomotives, various railcars, several vehicles and miscellaneous pieces of equipment, and a small office building in Keokuk.

There is not now, nor was there ever, to the knowledge of the Registrant, any material relationship between the Registrant and the shareholders of KNRECO, nor any relationship between the officers or directors of KNRECO and the Registrant or vice versa (other than those anticipated in the Letter of Intent).

This purchase is subject to several contingencies, including the negotiation of a final purchase agreement, a due diligence review by the Registrant, and the approval of the Surface
Transportation Board.















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                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PIONEER RAILCORP
                                    (Registrant)




Date:_____________________      __________________________________
                                J. Michael Carr,
                                Assistant Treasurer/CFO.































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